EXHIBIT 99.1

News Release
TANGER REPORTS YEAR-END RESULTS FOR 2016
Reports Year-End Occupancy 97.7%

Greensboro, NC, February 14, 2017, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported financial and operating results for the three months and year ended December 31, 2016 and provided initial earnings guidance for 2017.

For the year ended December 31, 2016, net income available to common shareholders was positively impacted by gains totaling $101.8 million, or $1.07 per share, related to the sale of an asset and the acquisition of interests in previously held joint ventures. Net income available to common shareholders for the three months and year ended December 31, 2015 were positively impacted by gains totaling $86.5 million, or $0.91 per share, and $120.4 million, or $1.27 per share, respectively, related to the sale of assets and interests in an unconsolidated joint venture.

Net income available to common shareholders for the three months ended December 31, 2016 was $0.25 per share, or $23.8 million, compared to $1.13 per share, or $106.9 million, for the three months ended December 31, 2015. Net income available to common shareholders for the year ended December 31, 2016 was $2.01 per share, or $191.8 million, compared to $2.20 per share, or $208.8 million, for the year ended December 31, 2015.

Adjusted funds from operations ("AFFO") available to common shareholders for the three months ended December 31, 2016 increased 5.2% to $0.61 per share, or $60.9 million, from $0.58 per share, or $58.1 million, for the three months ended December 31, 2015. For the year ended December 31, 2016, AFFO available to common shareholders increased 6.8% to $2.37 per share, or $238.4 million, from $2.22 per share, or $221.4 million, for the year ended December 31, 2015. Funds from operations ("FFO") and AFFO, which do not include the gains that positively impacted net income, are widely accepted supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release. Net income, FFO and AFFO per share are on a diluted basis.

"During 2016 we continued to deliver strong internal growth, with same center net operating income up 3.3% for the year, extending our record to 53 consecutive quarters of consolidated portfolio same center NOI growth. Our consolidated portfolio was 97.7% occupied at year-end despite having recaptured 262,000 square feet of space since the beginning of 2015. External growth was achieved by opening two new Tanger Outlet Centers during 2016 and commencing construction of another new outlet center that will open in time for the 2017 holiday shopping season. We are pleased with these achievements given the challenging retail environment," commented Steven B. Tanger, President & Chief Executive Officer. "We also strengthened our fortress balance sheet during 2016 by converting $525 million of debt from floating to fixed rates. In addition, we recycled $109 million in asset sales proceeds to repay floating rate debt." he added.

2016 Highlights

•	Same Center NOI for the consolidated portfolio increased 3.3% during 2016 and 2.7% during the fourth quarter, compared to 3.5% and 2.1%, respectively for the same periods of 2015

•	Blended average base rental rates increased 20.2% on space renewed and released throughout the consolidated portfolio, compared to 22.4% for 2015

•	Consolidated portfolio occupancy rate was 97.7% on December 31, 2016, compared to 97.5% on December 31, 2015 and 97.4% on September 30, 2016

•
Excluding eight centers negatively impacted by severe weather events during the third and fourth quarters, average tenant sales were $394 per square foot for the twelve months ended December 31, 2016, and on a same center basis were stable compared to the twelve months ended December 31, 2015

•
Average tenant sales for the consolidated portfolio including these properties were $387 per square foot for the twelve months ended December 31, 2016, and on a same center basis, decreased 80 basis points compared to the twelve months ended December 31, 2015

•	Total enterprise value was $5.3 billion as of December 31, 2016, compared to $4.9 billion at December 31, 2015

•	Debt-to-total market capitalization ratio was 32% as of December 31, 2016 and December 31, 2015

•	Interest coverage ratio was 4.40 times for 2016, compared to 4.58 times for 2015

•	Raised regular quarterly common share cash dividend in April by 14% on an annualized basis to $1.30 per share, marking the 23rd consecutive year of increased dividends

•	Opened two new Tanger Outlet Centers

•	Commenced two construction projects expected to be completed in 2017, including a new outlet center and a major expansion of an existing outlet center

•	Increased ownership interest in three key assets to 100%

•	Sold one small, non-core outlet center

•	Unencumbered three outlet centers by repaying floating rate mortgage loans totaling $310 million

•	Expanded the unsecured term loan to $325 million from $250 million, extended the maturity to April 2021, and reduced the interest rate spread by 10 basis points

•	Entered into interest rate swap agreements that fix the base LIBOR rate at an average of 1.03% on $175 million in LIBOR denominated debt through January 1, 2021

•	Completed two offerings totaling $350 million of 3.125% unsecured senior notes due September 2026, with a blended yield of 3.193% netting proceeds of approximately $344.5 million

Core Portfolio Drives Operating Results
During 2016, Tanger executed 399 leases totaling 1,607,000 square feet throughout its consolidated portfolio with a 20.2% blended increase in average base rental rates, compared to a 22.4% increase for the year ended December 31, 2015. Lease renewals accounted for approximately 1,223,000 square feet, which generated a 17.7% increase in average base rental rates. Leases renewed represent 85% of the consolidated portfolio space scheduled to expire during 2016, compared to an 84% renewal rate achieved by the Company during 2015. Re-tenanted space accounted for the remaining 384,000 square feet, with an increase in average base rental rates of 27.4%.

Historically, most of the Company's leasing activity happens early in the year. Less than 14% of total annual renewal activity was completed during the fourth quarter of 2016, and only six leases were re-tenanted. Later quarters, where only a small portion of the annual leasing activity is executed, may not be representative of ongoing leasing performance, as the mix of leases can easily skew rent spreads when the base activity is small.

For the three months ended December 31, 2016, Same Center NOI for the consolidated portfolio increased for the 53rd consecutive quarter, by 2.7%, on top of a 2.1% increase for the three months ended December 31, 2015. For the twelve months ended December 31, 2016, Same Center NOI increased 3.3% for the consolidated portfolio, on top of a 3.5%

increase for the twelve months ended December 31, 2015. Portfolio NOI for the consolidated portfolio increased 12.5% and 8.4% for the three and twelve months ended December 31, 2016, respectively, compared to the same periods of 2015. Same Center NOI and Portfolio NOI for the consolidated portfolio exclude lease termination fees, which for the three months ended December 31, 2016 and December 31, 2015 totaled $0.1 million and $0.2 million, respectively, and for the twelve months ended December 31, 2016 and December 31, 2015 totaled $3.6 million and $4.6 million, respectively. Tanger's share of lease termination fees in our unconsolidated joint ventures for the three months ended December 31, 2016 and December 31, 2015 totaled $0.3 million and $0.1 million, respectively, and for the twelve months ended December 31, 2016 and December 31, 2015 totaled $1.7 million and $0.6 million, respectively.

Same Center NOI and Portfolio NOI are supplemental non-GAAP financial measures of our operating performance. Complete definitions of Same Center NOI and Portfolio NOI and a reconciliation to the nearest comparable GAAP measure are included in this release.

Approximately 19% of Tanger's consolidated portfolio was affected by major weather events during the third and/or fourth quarters of 2016. In August, the Company's center in Gonzales, Louisiana was closed all or part of six consecutive days due to severe flooding in the region and mandatory curfews that were subsequently imposed. During the third and fourth quarters, severe weather and mandatory evacuations related to Hurricanes Hermine and Matthew, respectively, negatively impacted Tanger's centers in Charleston, South Carolina; Hilton Head, South Carolina (two centers); Myrtle Beach, South Carolina (two centers); Nags Head, North Carolina; and Savannah, Georgia. Consolidated portfolio average tenant sales excluding these eight centers were $394 per square foot for the trailing twelve months ended December 31, 2016, and on a same center basis were stable compared to the twelve months ended December 31, 2015, due in part to continued price deflation prevalent in the apparel industry. Including these centers, consolidated portfolio average tenant sales for the trailing twelve months ended December 31, 2016 were $387 per square foot, and on a same center basis, decreased 80 basis points compared to the twelve months ended December 31, 2015. Sales include stabilized outlet centers and are based on all reporting retailers leasing stores less than 20,000 square feet in size which have occupied such stores for a minimum of twelve months.

As of December 31, 2016, the Company's consolidated portfolio was 97.7% occupied, compared to 97.5% on December 31, 2015 and 97.4% on September 30, 2016. During the fourth quarter of 2016, 11 stores totaling approximately 45,000 square feet closed within Tanger's consolidated portfolio related to the bankruptcies of Aeropostale and The Limited. During 2016, the Company recaptured a total of 105,000 square feet within the consolidated portfolio related to bankruptcies (Aeropostale, PacSun, The Limited) and brand-wide store closures (Joseph A. Bank), compared to 157,000 square feet in 2015 and 38,000 square feet in 2014. Tanger has recaptured an additional 54,000 square feet during the first quarter of 2017 related to the bankruptcies of PacSun and The Limited and the closure of all of Kenneth Cole's stores.
Investment Activities Provide Potential Future Growth
During 2016, the Company delivered two new Tanger Outlet Centers totaling 705,000 square feet, an expansion of approximately 5% based on the Company's overall footprint at the beginning of the year. These projects represent a combined total investment of approximately $181.8 million, had a weighted average year-end occupancy rate of 96%, and are currently expected to generate a weighted average stabilized yield of approximately 10.3%. Tanger's net capital requirement for these projects was approximately $134.4 million, substantially all of which had been funded as of December 31, 2016.
During the fourth quarter of 2016, the Company opened the newest Tanger Outlet Center in Daytona Beach, Florida. This wholly-owned center includes 349,000 square feet and features over 80 brand name and designer outlet stores. The property opened 93% leased on November 18, 2016 and has generated positive feedback from shoppers and retailers. Located at the southeast quadrant of I-95 and LPGA Boulevard, the center is adjacent to the main entrance of the Ladies Professional Golf Association corporate headquarters and golf course, approximately 2.5 miles north of Daytona Speedway and approximately 6 miles from the beaches of Volusia County. Tanger's other 2016 new outlet center opening was a 355,000 square foot center in Columbus, Ohio, which opened in June through a 50/50 joint venture.

Construction of two additional projects is ongoing, both of which are expected to open in 2017. Tanger expects to complete a 123,000 square foot expansion of its Lancaster, Pennsylvania outlet center during the third quarter. In addition, the Company expects a holiday grand opening for its new 352,000 square foot wholly-owned outlet center project in Fort Worth, Texas. Combined, these 2017 projects represent a total investment of approximately $137.9 million with an expected weighted average stabilized yield of approximately 9.3%. As of December 31, 2016, $105.5 million of the Company's expected net capital requirement remained to be funded.
Pre-development and pre-leasing efforts are ongoing for other projects in the Company's shadow pipeline of development opportunities. Land acquisition and commencement of construction for these projects is contingent on Tanger achieving its minimum pre-leasing threshold and securing the required entitlements.
Tanger also increased its legal ownership interest in three key assets to 100% during 2016. The Tanger Outlet Center in Deer Park, New York became a wholly-owned Tanger asset in January as a result of the Company repaying a deferred financing obligation to the noncontrolling interest. Prior to the transaction, Tanger's legal ownership interest in the center was two-thirds, but as the Company received substantially all of the center's economic benefits, the center was consolidated in Tanger's financial results.
In June and August 2016, respectively, the Tanger Outlet Centers in Glendale, Arizona (Westgate) and Savannah, Georgia, became wholly-owned assets as a result of Tanger acquiring its partners' ownership interests in these unconsolidated joint ventures, which were previously accounted for under the equity method of accounting. Prior to these transactions, Tanger's legal ownership interest in the Westgate center was 58% and in the Savannah center was 50%. However, due to preferred equity contributions Tanger made to the Savannah venture, and the returns earned on those contributions, Tanger's estimated economic interest in the book value of the Savannah venture's assets was approximately 98%. Therefore, substantially all of the earnings of the Savannah joint venture were recognized by Tanger as equity in earnings of unconsolidated joint ventures. Effective as of the dates of acquisition, these properties are consolidated in the Company's financial results.
In January 2016, the Company completed the sale of a small outlet center in Fort Myers, Florida near Sanibel Island. The $26.0 million transaction represented a capitalization rate of approximately 7.0% for this bottom-tier asset.
Balance Sheet Summary
During 2016, the Company successfully executed a financing strategy to convert $525 million of debt from floating to fixed interest rates, and further reduced its floating rate debt by an additional $109 million using proceeds from assets sold in 2015 and 2016. In addition to reducing the balance under its unsecured lines of credit with these financing and asset sales proceeds, Tanger repaid $310 million in mortgage loans secured by its outlet centers in Deer Park, New York; Glendale, Arizona (Westgate); and Savannah, Georgia, which unencumbered 12% of the Company's consolidated portfolio square footage.
In April, Tanger expanded its unsecured term loan to $325 million from $250 million, extended the maturity by two years to April 2021, and reduced the interest rate spread by 10 basis points. The Company also entered into interest rate swap agreements in April that fix the base LIBOR rate at an average of 1.03% on $175 million in LIBOR denominated debt through January 2021. These derivatives, combined with interest rate swap agreements in place since October 2013 that fix the base LIBOR rate at an average of 1.30% on $150 million in LIBOR denominated debt through August 2018, effectively lock $325 million of the Company's floating rate debt at an average of 2.11%. Through public offerings in August ($250 million) and October ($100 million), the Company issued $350 million of 3.125% unsecured senior notes due September 2026, at a blended yield of 3.193%, netting proceeds of approximately $344.5 million.
As of December 31, 2016, Tanger had a total enterprise value of approximately $5.3 billion including approximately $1.7 billion of debt outstanding, equating to a 32% debt-to-total market capitalization ratio. The Company had $61 million outstanding under its $520 million in available unsecured lines of credit and total outstanding floating rate debt of $191 million, representing 11% of total debt outstanding, or less than 4% of total enterprise value. Approximately 92% of the Company's consolidated square footage was unencumbered. Tanger's outstanding debt had a weighted average interest rate of 3.82% and a weighted average term to maturity of approximately 5.9 years as of

December 31, 2016. For the year ended December 31, 2016, Tanger maintained an interest coverage ratio of 4.40 times.

Earnings Guidance for 2017
Based on the Company's internal budgeting process and the Company's view on current market conditions, management currently believes its net income and FFO for 2017 will be as follows:

For the year ended December 31, 2017:
	Low Range	High Range
Estimated diluted net income per share	$1.02	$1.08
Noncontrolling interest, depreciation and amortization
of real estate assets including noncontrolling interest
share and our share of unconsolidated joint ventures	1.39	1.39
Estimated diluted FFO per share	$2.41	$2.47

Tanger's estimates reflect the following key assumptions:

•
The Company expects 2017 Same Center NOI growth between 2% and 3% for the consolidated portfolio, which reflects planned re-merchandising at a number of centers. While Tanger believes these re-merchandising projects will enhance the overall tenant mix and future growth profile of these properties, they are expected to negatively impact 2017 Same Center NOI growth by approximately 100 basis points. Compared to the high end of the range, the low end assumes greater impact from apparel price deflation, potential store closures and the related downtime.

•	Average general and administrative expense of between $11.2 million and $11.7 million per quarter

•	Tenant sales remain stable

•	2017 weighted average diluted common shares of approximately 95.7 million and 100.7 million for earnings per share and FFO per share, respectively

•	Does not include the impact of any financing activity, the sale of any outparcels, properties or joint ventures interests, or the acquisition of any properties or joint venture partner interests

•	Does not include any termination rents, which may at times be significant but are not consistent or predictable

Fourth Quarter and Year-End Conference Call

Tanger will host a conference call to discuss its fourth quarter results for analysts, investors and other interested parties on Wednesday, February 15, 2017, at 10:00 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 46671271 to be connected to the Tanger Factory Outlet Centers Fourth Quarter 2016 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger's web site, investors.tangeroutlets.com. A telephone replay of the call will be available from February 15, 2017 at 1:00 p.m. through February 22, 2017 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 46671271. An online archive of the web cast will also be available through February 22, 2017.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 44 upscale outlet shopping centers and one additional center currently under construction. Tanger's operating properties are located in 22 states coast to coast and in Canada, totaling approximately 15.1 million square feet leased to over 3,100 stores operated by more than 500 different brand name companies. The Company has more than 36 years experience in the outlet industry. Tanger Outlet Centers continue to attract more than 185 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2016. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlets.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income, FFO and AFFO per share, Same Center NOI, general and administrative expenses, and the weighted average diluted common shares and units; the strength and stability of the Company's balance sheet and its portfolio; plans and expectations for new developments; projected openings of current developments; total costs and equity requirements to complete construction of outlet centers and the expected average stabilized yield; the impact of the Company's current re-merchandising plans; well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the Company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether the Company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income or funds from operations, whether projects in our pipeline convert into successful developments, the Company's ability to lease its properties, the Company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the Company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and December 31, 2016, when available.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Base rentals (a)	$81,158	$73,889	$308,353	$289,688
Percentage rentals	3,750	3,261	11,221	10,157
Expense reimbursements	36,697	32,653	133,818	126,468
Management, leasing and other services	588	1,163	3,847	5,426
Other income	2,366	1,835	8,595	7,630
Total revenues	124,559	112,801	465,834	439,369
Expenses:
Property operating	41,689	37,582	152,017	146,503
General and administrative	11,328	10,038	46,696	44,469
Acquisition costs	—	—	487	—
Depreciation and amortization	33,279	26,890	115,357	103,936
Total expenses	86,296	74,510	314,557	294,908
Operating income	38,263	38,291	151,277	144,461
Other income (expense):
Interest expense	(16,469)	(14,078)	(60,669)	(54,188)
Gain on sale of assets and interests in unconsolidated entities (b)	—	86,506	6,305	120,447
Gain on previously held interest in acquired joint ventures	—	—	95,516	—
Other non-operating income (expense)	650	62	1,028	(36)
Income before equity in earnings of unconsolidated joint ventures	22,444	110,781	193,457	210,684
Equity in earnings of unconsolidated joint ventures	3,192	3,182	10,872	11,484
Net income	25,636	113,963	204,329	222,168
Noncontrolling interests in Operating Partnership	(1,278)	(5,799)	(10,287)	(11,331)
Noncontrolling interests in other consolidated partnerships	(285)	(32)	(298)	363
Net income attributable to Tanger Factory Outlet Centers, Inc.	24,073	108,132	193,744	211,200
Allocation of earnings to participating securities	(280)	(1,198)	(1,926)	(2,408)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$23,793	$106,934	$191,818	$208,792

Basic earnings per common share:
Net income	$0.25	$1.13	$2.02	$2.20

Diluted earnings per common share:
Net income	$0.25	$1.13	$2.01	$2.20

a.	Includes straight-line rent and market rent adjustments of $809 and $1,382 for the three months ended and $4,155 and $4,341 for the years ended ended December 31, 2016 and 2015, respectively.

b.	Includes gain on the sale of an outparcel of $1.4 million for the year ended December 31, 2016.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,
	2016	2015
Assets
Rental property:
Land	$272,153	$240,267
Buildings, improvements and fixtures	2,647,477	2,249,417
Construction in progress	46,277	23,533
	2,965,907	2,513,217
Accumulated depreciation	(814,583)	(748,341)
Total rental property, net	2,151,324	1,764,876
Cash and cash equivalents	12,222	21,558
Restricted cash (a)	—	121,306
Investments in unconsolidated joint ventures	128,104	201,083
Deferred lease costs and other intangibles, net	151,579	127,089
Prepaids and other assets	82,985	78,913
Total assets (b)	$2,526,214	$2,314,825

Liabilities and Equity
Liabilities
Debt:
Senior, unsecured notes, net	$1,135,309	$789,285
Unsecured term loans, net	322,410	265,832
Mortgages payable, net	172,145	310,587
Unsecured lines of credit, net	58,002	186,220
Total debt (b)	1,687,866	1,551,924
Accounts payable and accrued expenses	78,143	97,396
Deferred financing obligation	—	28,388
Other liabilities	54,764	31,085
Total liabilities	1,820,773	1,708,793
Commitments and contingencies	—	—
Equity
Tanger Factory Outlet Centers, Inc.:
Common shares, $.01 par value, 300,000,000 shares authorized, 96,095,891 and 95,880,825 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	961	959
Paid in capital	820,251	806,379
Accumulated distributions in excess of net income	(122,701)	(195,486)
Accumulated other comprehensive loss	(28,295)	(36,715)
Equity attributable to Tanger Factory Outlet Centers, Inc.	670,216	575,137
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	35,066	30,309
Noncontrolling interests in other consolidated partnerships	159	586
Total equity	705,441	606,032
Total liabilities and equity	$2,526,214	$2,314,825

a.	Represents net proceeds from the sale of four properties held by a qualified intermediary.

b.
In accordance with recent accounting guidance, "Simplifying the Presentation of Debt Issuance Costs", our deferred debt origination costs and related accumulated amortization previously recorded in the line item “deferred debt origination costs, net” have been reclassified from assets to the respective debt line items within the liabilities section in the consolidated balance sheet as of December 31, 2015. The reclassification decreased previously reported total assets and total liabilities by $11.9 million.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	December 31,
	2016	2015
Gross leasable area open at end of period (in thousands)-
Consolidated	12,710	11,746
Partially owned - unconsolidated	2,348	2,747

Outlet centers in operation at end of period -
Consolidated	36	34
Partially owned - unconsolidated	8	9

States operated in at end of period (1)	22	21
Occupancy at end of period (1), (2)	97.7%	97.5%

(1)	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.

(2)
Excludes the occupancy rate of centers not yet stabilized (our Foxwoods, Southaven, and Daytona centers, which opened during the second quarter of 2015, fourth quarter of 2015, and fourth quarter of 2016, respectively).

NON-GAAP SUPPLEMENTAL MEASURES

Funds From Operations

Funds From Operations ("FFO") is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"), of which we are a member. FFO represents net income (loss) (computed in accordance with GAAP) before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations ("AFFO"), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

•	FFO, which includes discontinued operations, may not be indicative of our ongoing operations; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Adjusted Funds From Operations

We present AFFO, as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management's performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

AFFO has limitations as an analytical tool. Some of these limitations are:

•	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	AFFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

•	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

Portfolio Net Operating Income and Same Center NOI

We present portfolio net operating income ("Portfolio NOI") and Same Center NOI as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of net income to FFO and AFFO:

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income	$25,636	$113,963	$204,329	$222,168
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	32,653	26,531	113,645	102,515
Depreciation and amortization of real estate assets - unconsolidated joint ventures	3,438	5,528	18,910	20,053
Impairment charges - unconsolidated joint ventures	—	—	2,919	—
Gain on sale of assets and interests in unconsolidated entities	—	(86,506)	(4,887)	(120,447)
Gain on previously held interest in acquired joint ventures	—	—	(95,516)	—
FFO	61,727	59,516	239,400	224,289
FFO attributable to noncontrolling interests in other consolidated partnerships	(286)	(57)	(348)	268
Allocation of earnings to participating securities	(520)	(625)	(2,192)	(2,408)
FFO available to common shareholders (1)	$60,921	$58,834	$236,860	$222,149
As further adjusted for:
Director and officer compensation upon termination of service (2)	—	(731)	1,180	(731)
Acquisition costs	—	—	487	—
Demolition costs	—	—	441	—
Gain on sale of outparcel	—	—	(1,418)	—
Write-off of debt discount due to repayment of debt prior to maturity (3)	—	—	882	—
Impact of above adjustments to the allocation of earnings to participating securities	—	8	(15)	8
AFFO available to common shareholders (1)	$60,921	$58,111	$238,417	$221,426
FFO available to common shareholders per share - diluted (1)	$0.61	$0.59	$2.36	$2.23
AFFO available to common shareholders per share - diluted (1)	$0.61	$0.58	$2.37	$2.22

Weighted Average Shares
Basic weighted average common shares	95,186	94,768	95,102	94,698
Effect of notional units	202	—	175	—
Effect of outstanding options and restricted common shares	67	59	68	61
Diluted weighted average common shares (for earnings per share computations)	95,455	94,827	95,345	94,759
Exchangeable operating partnership units	5,053	5,078	5,053	5,079
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	100,508	99,905	100,398	99,838

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

(2)
For the year ended December 31, 2016, represents cash severance and accelerated vesting of restricted shares associated with the departure of an officer in August 2016 and the accelerated vesting of restricted shares due to the death of a director in February 2016. For the three months and year ended December 31, 2015, represents the reversal of certain share-based compensation awards previously recognized on awards not expected to vest due to the announcement that the Company’s then Chief Financial Officer would retire in May 2016.

(3)	Due to the January 28, 2016 early repayment of the $150 million mortgage secured by the Deer Park, New York property, which was scheduled to mature August 30, 2018.

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended		Year ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income	$25,636	$113,963	$204,329	$222,168
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(3,192)	(3,182)	(10,872)	(11,484)
Interest expense	16,469	14,078	60,669	54,188
Gain on sale of assets and interests in unconsolidated entities	—	(86,506)	(6,305)	(120,447)
Gain on previously held interest in acquired joint venture	—	—	(95,516)	—
Other non-operating (income) expense	(650)	(62)	(1,028)	36
Depreciation and amortization	33,279	26,890	115,357	103,936
Other non-property (income) expenses	674	(319)	(23)	(1,317)
Acquisition costs	—	—	487	—
Demolition Costs	—	—	441	—
Corporate general and administrative expenses	11,064	9,887	46,012	43,966
Non-cash adjustments (1)	(674)	(1,245)	(3,613)	(3,792)
Termination rents	(107)	(155)	(3,599)	(4,576)
Portfolio NOI	82,499	73,349	306,339	282,678
Non-same center NOI (2)	(11,970)	(4,680)	(33,152)	(18,340)
Same Center NOI	$70,529	$68,669	$273,187	$264,338

(1)	Non-cash items include straight-line rent, net above and below market rent amortization and gains or losses on outparcel sales.

(2)
Excluded from Same Center NOI: Daytona Beach outlet center, which opened in November 2016, Foxwoods outlet center, which opened in May of 2015; Grand Rapids outlet center, which opened in July of 2015; Southaven outlet center, which opened in November 2015; Kittery I & II, Tuscola and West Branch outlet centers, which were sold in September 2015; Barstow outlet center, which was sold in October 2015; Fort Myers outlet center, which was sold in January 2016; Glendale outlet center (Westgate), which was acquired in June 2016; and Savannah outlet center, which was acquired in August 2016.